Exhibit 10.26

SERVICES AND EMPLOYEE LEASING AGREEMENT

This Services and Employee Leasing Agreement (“Agreement”) is made as of June 1, 2011, by and between MJI Resource Management Corp., an Arizona corporation (“MJI”), and Silverhorn Mining Ltd., a Delaware corporation (“SVH”).

BACKGROUND
MJI desires to provide to SVH the services set forth on Schedule A (the “Services”), as well as to make available certain of its employees, as identified in Schedule B to this Agreement (the "Leased Employees"); provided in each case that the individual Leased Employee expressly consents to being leased to SVH.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. SERVICES

1.1 Payment for Services. For the duration of the Term, MJI will provide the Services to SVH in accordance with the terms and provisions specified in Schedule A to this Agreement (and such other services as may be agreed between MJI and SVH from time to time). In exchange for the Services, in addition to such other amounts payable by SVH to MJI hereunder, SVH shall pay to MJI the amount of Fifteen Thousand Dollars ($15,000.00) per month (the "Services Fee") for the duration of the Term; provided, however, that the Services Fee shall be appropriately adjusted for any additional services to be provided by MJI (as agreed by the parties), or upon the termination of this Agreement, as the case may be.

2. LEASED EMPLOYEES

2.1 The Leased Employees.  Schedule B to this Agreement sets forth a list of the Leased Employees, with the following information for each such Leased Employee: (a) such employee's position with MJI; (b) the functions and duties to be performed by each Leased Employee pursuant to this Agreement; and (c) the Leasing Costs for each leased employee, expressed on a monthly basis.

2.2 Services of Leased Employees. Subject always to the express consent in advance of each individual Leased Employee to be leased to SVH, MJI hereby agrees to make available each of the Leased Employees for the purpose of performing the functions and duties set forth on Schedule B on behalf of and at the direction of SVH until the earliest to occur of (a) expiry of the Term (as defined below), (b) termination of the leasing arrangement with respect to any such Leased Employee pursuant to Section 2.4 , or (c) termination of this Agreement pursuant to Section 3.2. MJI will use its commercially reasonable efforts to cause the Leased Employees to render services to SVH.

2.3 Payments for Leased Employees.

(a) MJI shall be responsible for (i) the payment to the Leased Employees of salaries, travel and business expenses, and the provision of any benefits, statutory or otherwise, including, without limitation, any severance or similar benefits, earned, incurred or accrued by the Leased Employees; (ii) making any pension deductions which each Leased Employee has agreed to be made from his or her salary, and paying any employer pension contributions which MJI may be obliged to make, if any; and (iii) paying or deducting from the Leased Employees' salaries and/or benefits, as the case may be, and remitting to the appropriate governmental entities, such sums as may be required to be paid by an employer or deducted or withheld from employees' compensation and/or benefits under the provisions of any law now in effect or hereafter put into effect, including, but not limited to, pay-related social insurance and income tax.

(b) SVH agrees to pay MJI a monthly fee (the "Employee Fee") for the Services for each month that Services are provided under the terms of this Agreement equal to the sum of the Leasing Costs incurred by MJI during such period; provided, however, that the Employee Fee shall be pro-rated to reflect any period of time during such month in which a Leased Employee does not perform Services on behalf of SVH. For purposes of this Agreement, the term "Leasing Costs" with respect to each Leased Employee shall be the amount set forth next to such Leased Employee's name on Schedule A to this Agreement (which amount comprises all costs to be incurred by MJI during the stated period with respect to such Leased Employee, including but not limited to such Leased Employee's salary or wage, as the case may be). In addition, SVH shall reimburse MJI for all travel and business expenses (the "Expenses") incurred by the Leased Employees in providing the Services to SVH, in accordance with MJI's policies therefor; provided, however, that, in order to be entitled to reimbursement from SVH, SVH must approve all such Expenses in advance.

(c) SVH shall pay to MJI an amount equal to the sum of (i) the Expenses and (ii) the Employee Fee for the Services rendered by the Leased Employees in any particular month within fifteen (15) days of receipt of MJI's invoice requesting payment of such Expenses and Employee Fee for such month. Upon termination of this Agreement, SVH shall have the right to conduct an audit of the books and records of MJI during normal business hours to verify the fees paid and any adjustments shall be settled promptly after such review, as mutually agreed by the parties.

(d) Except for holidays observed by SVH, which shall be deemed to be days that the Leased Employees have supplied Services, SVH shall not pay MJI for any day that a particular Leased Employee does not supply Services to SVH; provided, however, that SVH shall pay MJI for days or portions thereof during which any Leased Employee does not supply Services as a result of his or her illness or accidental injury to the extent that MJI is obligated under its Employee Benefit Plans to pay the Leased Employee for such absences from its general assets. In the event that any Leased Employee fails to render Services on SVH's behalf, SVH shall give prompt notice of such failure to MJI, which notice shall include a listing of the periods of time in which such Leased Employee failed to render the Services.

2.4 Termination of Leased Employees.

(a) During the term of this Agreement, MJI shall use all commercially reasonable efforts to continue the employment of each Leased Employee through the Term. Notwithstanding the foregoing, MJI shall retain the exclusive right to discipline and/or terminate the employment of any of the Leased Employees for any reason or no reason, pursuant to MJI's policies and procedures. In the event that MJI decides to terminate or discipline a Leased Employee, MJI will (i) give prior written notice to SVH, and (ii) comply with all applicable laws. If any of the Leased Employees shall cease to be employed by MJI, the leasing arrangement with respect to such Leased Employee shall automatically be terminated, and MJI will not be obligated to provide a replacement to SVH notwithstanding anything contained in this Agreement to the contrary. In addition, MJI shall promptly notify SVH if, during the Term, any of the Leased Employees submits a resignation to terminate his or her employment with MJI.

(b) SVH may terminate the leasing arrangement under this Agreement with respect to any one or more of the Leased Employees at any time upon written notice to MJI; provided, however, that this Agreement shall remain in full force and effect with respect to the remaining Leased Employees, until there are no remaining Leased Employees being leased by SVH pursuant to this Agreement.

2.5 SVH Obligations. SVH undertakes the responsibilities and has the rights set forth in this Section 2.5 with respect to each of the Leased Employees rendering services hereunder:

(a) SVH will be responsible for the training of any Leased Employee, in the event SVH introduces new products or services during the Term for which the Leased Employees require training;

(b) Strategic, operational or other business-related decisions regarding the business conducted by the SVH (the "Business") shall exclusively be the responsibility of SVH, and MJI shall be under no responsibility nor liability for any actions or omissions by SVH or any Leased Employee with respect thereto.

(c) SVH will cooperate with MJI, and will grant MJI reasonable access to such information so as to permit MJI to fulfill its obligations as the employer of the Leased Employees, including, without limitation, employee benefit enrollment, benefit management, salary administration, discipline and termination.

(d) SVH agrees to maintain records of actual hours worked by each of the Leased Employees to the extent that the status of such employees, as determined by MJI, requires the maintenance of records regarding time worked, and report such hours worked to MJI.

2.6 MJI Representations and Covenants. MJI shall maintain all employment-related records for the Leased Employees. MJI shall maintain the Leased Employees at its premises located in Apache Junction, AZ. MJI shall promptly notify the Leased Employees as to the nature of this Agreement.

3. TERM

3.1 Term. This Agreement shall commence on the date hereof and shall continue for a period of One (1) year (the "Term").

3.2 Termination. This Agreement shall terminate automatically upon the earlier to occur of: (i) expiry of the Term, or (ii) the termination of the leasing arrangement with respect to all of the Leased Employees in accordance with the terms and conditions of this Agreement. In addition, either party may at any time immediately terminate this Agreement in the event of a material breach by the other party of the terms hereof which breach, if capable of remedy, shall not have been remedied within fourteen (14) days following the date upon which notice of the material breach shall have been served.

4. CONFIDENTIAL INFORMATION

4.1 Confidential Information. Any information or materials received by MJI or the Leased Employees from SVH, its affiliates, customers or suppliers, or developed by Leased Employees in connection with the Services under this Agreement and not generally available to the public will constitute confidential information of SVH ("Confidential Information"). Confidential Information may include, without limitation, information or data relating to the technology, research, studies, testing, products, services, finances, business plans, marketing plans, regulatory plans, strategies, legal affairs, customers, potential customers, prospects, opportunities, contracts or assets of SVH or its affiliates or third parties entrusting any such information or data to SVH. Any Confidential Information received by MJI shall be retained in confidence and shall be used, disclosed and copied solely for the purposes of exercising its rights or fulfilling its obligations under this Agreement. MJI will not disclose, in whole or in part, in public or in private, any of the Confidential Information except as specifically directed by an officer of SVH, nor will MJI use or allow the Leased Employees or others to use any Confidential Information for any purpose other than for the benefit of SVH or as specifically approved in advance by an officer of SVH.

4.2 Return of Confidential Materials. Insofar as MJI has access to or control of Confidential Information of SVH, MJI will deliver any and all such Confidential Information and all copies thereof to SVH at no charge, within five (5) business days after SVH's request and, in any event, upon the expiration or termination of this Agreement. In addition, in the event that any Leased Employee ceases to be a Leased Employee under the terms of this Agreement (either because of the termination of this Agreement or the termination of the leasing arrangement with respect to such Leased Employee in accordance with the terms and conditions of this Agreement), MJI agrees to direct such Leased Employees to deliver immediately to SVH any and all Confidential Information of SVH received by such Leased Employee. MJI agrees that it will promptly notify SVH if it learns that any Leased Employee is inappropriately utilizing or has inappropriately utilized SVH's Confidential Information. Similarly, SVH agrees that (i) it will promptly notify MJI if it learns that any Leased Employee is violating or has violated any of his or her confidentiality obligations to MJI; and (ii) to the extent that SVH obtains any Confidential Information of MJI as a result of the leasing arrangements contemplated by this Agreement, SVH will deliver any and all such Confidential Information and all copies thereof to MJI at no charge, within five (5) business days after MJI's request and, in any event, upon the expiration or termination of this Agreement.

4.3 Survival. This Article 4 shall survive the termination of this Agreement.

5. PROPRIETARY RIGHTS

5.1 Leased Employee Agreement. MJI agrees to cause each of the Leased Employees to execute a Leased Employee Agreement in the form attached hereto as Schedule BI (each, a "Leased Employee Agreement"). Each Leased Employee shall have executed a Leased Employee Agreement prior to commencing work for SVH.

5.2 Assignment of Proprietary Rights. For the purposes of this Agreement, any inventions, discoveries, improvements, enhancement, designs, written materials, computer programs, derivative work, integrated circuit topographies, mask works or other intellectual property lawfully developed in the course of the provision of Services or the performance of any other function or duty by the Leased Employees during the Term, which would belong to MJI in accordance with the terms of any employment or other agreement made between MJI and the Leased Employees or otherwise, is referred to herein as the "Leased Employee Intellectual Property." MJI hereby assigns to SVH, all of its rights, title and interest in the Leased Employee Intellectual Property, and shall provide whatever assistance, support or help, and/or execute whatever other documentation as is necessary to enable SVH to obtain, secure, perfect, defend or maintain any rights therein.

5.3 Survival. This Article 5 shall survive the termination of this Agreement.

6. INDEMNIFICATION

6.1 Indemnification of SVH. Subject to Section 6.3, MJI will indemnify and hold harmless SVH against all losses, liability, damage, claims, demands, or suits and related costs and expenses incurred by SVH relating to (i) a Leased Employee's status as an employee of MJI, including, without limitation, those that arise with respect to any employee benefit plan or other employment or compensation matter (including, without limitation, the cost of any severance or termination or redundancy payments, statutory or otherwise) which MJI must make to the Leased Employee upon termination of his or her employment; and (ii) such Leased Employee's status as such that arise from the acts or omissions of MJI, its employees, consultants and agents in violation of applicable law.

6.2 Indemnification of MJI. Subject to Section 6.3, SVH will indemnify and hold harmless MJI against all losses, liability, damage, claims, demands, or suits and related costs and expenses incurred by MJI relating to a Leased Employee's status as such that arise from acts or omissions of SVH, its employees, consultants and agents in violation of applicable law. Notwithstanding the foregoing, in no event shall SVH be directly responsible, or have any obligation to indemnify MJI, for any liability, loss or obligation of MJI with respect to the termination of employment of any of the Leased Employees (including, without limitation, any severance or termination or redundancy payment, whether statutory or otherwise) which MJI must make to such Leased Employee upon termination of his or her employment.

6.3 Disclaimer of Certain Liabilities. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY RESULTING FROM ANY VIOLATION OF ANY PROVISION OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LOST REVENUE, PROFITS, BUSINESS ADVANTAGE OR OPPORTUNITY.

6.4 Survival. This Article 6 shall survive the termination of this Agreement.

7. MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed in all respects by the laws of Arizona without regard to provisions regarding choice of laws.

7.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

7.3 Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations in it may not be assigned by any party hereto without the written consent of the other parties hereto; provided, however, that SVH shall have the right to assign all of its rights and obligations under this Agreement to any Person in connection with the sale of the business in accordance with the Operating Agreement, whether by merger, sale of assets or any equivalent transaction.

7.4 Entire Agreement. This Agreement and the Schedules and Exhibits to this Agreement, which are hereby expressly incorporated in this Agreement, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (a) when hand delivered to the other party; (b) when received if sent by facsimile at the address set forth below; or (c) five (5) business days after deposit in the U.S. mail with first-class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below:

If to MJI:
3266 W. Galveston Dr., Suite 101
Apache Junction, AZ 85120
Fax: 480-288-6532
Attention:  John Eckersley

If to SVH:
3266 W. Galveston Dr., Suite 101
Apache Junction, AZ 85120
Fax:  480-288-6532
Attention:  Daniel Bleak

Each person making a communication hereunder by facsimile shall promptly confirm receipt by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto, but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.5 by giving the other party written notice of the new address in the manner set forth above.

7.6 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of the parties to this Agreement.

7.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to SVH or to MJI, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of SVH, or MJI nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor shall it be construed as a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of SVH or MJI of any breach or default under this Agreement or any waiver on the part of SVH or MJI of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to SVH or MJI, shall be cumulative and not alternative.

7.8 Legal Fees. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement, any Units, any assets or liabilities described herein, the prevailing party, shall be paid by the nonprevailing party a reasonable sum for attorneys' fees and expenses incurred by such prevailing party.

7.9 Titles; Construction. The titles of the Sections, paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction shall be applied to the disadvantage of a party by reason of that party having been responsible for the preparation of this Agreement or any part hereof.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.11 Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, but only to the extent that such construction is in accord with the intent of the parties as evidenced by this Agreement.

7.12 No Third-Party Beneficiaries. Except as expressly set forth in this Agreement to the contrary, nothing in this Agreement shall confer any rights upon any person or entity that is not a party hereto, or a successor in interest or a permitted assignee of a party to this Agreement.

7.13 No Employment Relationship Created. Nothing in this Agreement shall be deemed to create an employment relationship between any of the Leased Employees and SVH or to make MJI and SVH joint employers.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MJI Resource Management Corp.

/s/John Eckersley
John Eckersley
President

Silverhorn Mining Ltd.

/s/Daniel Bleak
Daniel Bleak
CEO